UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 27, 2017

IRON MOUNTAIN INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

One Federal Street, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

(617) 535-4766

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.             Entry into a Material Definitive Agreement.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Issuance of 5.25% Senior Notes due 2028

On December 27, 2017, Iron Mountain Incorporated, or the Company, completed a private offering of $825.0 million in aggregate principal amount of 5.25% Senior Notes due 2028, or the Notes. The Notes were sold at 100.00% of par. The net proceeds from the offering were approximately $813.1 million, after deducting discounts to the initial purchasers and estimated offering expenses. The Company intends to use the net proceeds from the offering, together with net proceeds from its recent public offering of 14,500,000 shares of its common stock and cash on hand, to finance the purchase price of the acquisition of IO Data Centers, LLC, or the Acquisition, and to pay related fees and expenses. Pending such application, the Company expects to repay outstanding borrowings under the Company’s revolving credit facility and/or invest the proceeds in time deposits with large, highly rated investment grade institutions. If the Acquisition is not consummated, the Company would use the net proceeds from the offering for general corporate purposes (which may include financing the expansion of the Company’s adjacent and other businesses through acquisitions and repaying outstanding indebtedness).

The Notes were offered and sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, or the Securities Act, and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or under any state securities law, and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The Notes were issued under a Senior Indenture, dated as of December 27, 2017, or the Indenture, by and among the Company, the Subsidiary Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee.

The Company will pay 5.25% interest per annum on the principal amount of the Notes, payable semi-annually on March 15 and September 15 of each year. Interest will accrue on the Notes from December 27, 2017, and the first interest payment date will be March 15, 2018. The Notes will mature on March 15, 2028, unless earlier redeemed or repurchased in accordance with the terms set forth in the Indenture.

The Notes are jointly and severally guaranteed on an unsecured senior basis by the Company’s direct and indirect wholly owned U.S. subsidiaries that represent the substantial majority of its U.S. operations, or the Subsidiary Guarantors. The Notes and the guarantees will be the Company’s and the Subsidiary Guarantors’ general unsecured senior obligations, will be pari passu in right of payment with all of the Company’s and the Subsidiary Guarantors’ existing and future senior debt and will rank senior in right of payment to all of the Company’s and the Subsidiary Guarantors’ existing and future subordinated debt. The Notes and the guarantees are effectively subordinated to the Company’s and the Subsidiary Guarantors’ secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to all liabilities of the Company’s subsidiaries that do not guarantee the Notes.

Prior to December 27, 2022, the Company may, at its option, redeem all or a portion of the Notes at the make-whole price set forth in the Indenture. Prior to December 27, 2020, the Company may, at its option, redeem the Notes with an amount not greater than the net proceeds of certain equity offerings at the redemption price set forth in the Indenture so long as at least 60% of the aggregate principal amount of the Notes (originally issued) remains outstanding immediately afterwards.  The Company has the option to redeem all or a portion of the Notes at any time on or after December 27, 2022 at the redemption prices set forth in the Indenture. Upon the sale of certain assets or upon certain changes of control, the Company or a Restricted Subsidiary (as defined in the Indenture), as applicable, may be required to offer to repurchase the Notes under the terms set forth in the Indenture.

The Indenture provides for customary “events of default” which could cause, or permit, the acceleration of the Notes and which are similar to those applicable to the Company’s currently outstanding senior notes. Under the terms of the Indenture, the Company and certain of its subsidiaries are also subject to covenants and restrictions which are generally similar to those applicable to the Company’s currently outstanding senior notes.

This brief description of the Notes is qualified in its entirety by reference to the Indenture, attached hereto as Exhibit 4.1, which is incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01.             Financial Statements and Exhibits.

(d)  Exhibits

4.1	Senior Indenture, dated as of December 27, 2017, among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee. (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED

By:	/s/ Stuart B. Brown
Name:	Stuart B. Brown
Title:	Executive Vice President and Chief Financial Officer

Date: December 28, 2017